Exhibit 99(m)

Sprott Funds Trust

RULE 12b-1 DISTRIBUTION AND SERVICE PLAN

1.           The Trust. Sprott Funds Trust (the “Trust”) is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue separate series, including certain series (each referred to herein as a “Fund” and collectively, the “Funds”), which are identified in Exhibit A hereof, as it may be amended from time to time by the Board of Trustees of the Trust (the “Board of Trustees”) to add or remove a Fund or Funds, that have adopted this Rule 12b-1 Distribution and Service Plan (the “Plan”). Each Fund is open-end investment company that holds itself out as and operates as either an exchange-traded fund (“ETF”) or mutual fund (“Mutual Fund”).

2.           The Plan. The Trust desires to adopt the Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds and has determined that there is a reasonable likelihood that adoption of the Plan will benefit each such Fund and its holders of Shares. Accordingly, each Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Funds’ registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

3.           The Distributors. The Trust on behalf of each Fund has entered into a written Distribution Agreement with each distributor identified in Exhibit A for each respective Fund (each a “Distributor” or collectively, the “Distributors”), pursuant to which the appropriate Distributor acts as the exclusive distributor with respect to: (i) the Funds identified as ETFs in connection with the creation and distribution of Creation Unit size aggregations of Shares in transactions with Authorized Participants as described in each ETF’s registration statement (“Creation Units”); and (ii) the Funds identified as Mutual Funds in connection with the distribution and sale of the Shares of such Funds to investors.

4.           Payments.

(a)             With respect to each Fund identified as an ETF, the Trust may pay a monthly fee not to exceed 0.25% per annum of each ETF’s average daily net assets to reimburse the appropriate Distributor for actual amounts expended to finance any activity primarily intended to result in the sale of Creation Units of each Fund or the provision of investor services, including but not limited to (i) delivering copies of the Trust’s then-current prospectus to prospective purchasers of such Creation Units; (ii) marketing and promotional services including advertising; (iii) facilitating communications with beneficial owners of shares of the Fund; and (iv) such other services and obligations as are set forth in the Distribution Agreement. Such payments shall be made within ten (10) days of the end of each calendar month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units.

(b)             With respect to each Fund identified as a Mutual Fund, the Trust may pay a monthly fee not to exceed 0.25% per annum of the Fund’s average daily net assets as compensation and/or to reimburse the appropriate Distributor for actual amounts expended to finance any activity primarily related to the distribution of Shares of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Shares or that hold Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Funds; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan.

(c)             Distribution expenses incurred in any one year in excess of 0.25% of each Fund’s average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Board of Trustees including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the “Independent Trustees”).

(d)             The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers (including securities dealers with respect to the Funds identified as ETFs that are Authorized Participants) for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under Section 4(a) hereof.

5.           Effective Date. This Plan shall become effective upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

6.           Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to each Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7.           Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in Section 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

8.           Termination. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

9.           Assignment. This Plan will not be terminated by an assignment; however, an assignment will terminate any agreement under the plan involving any such assignment.

10.         Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

11.         Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in Section 10 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

12.         Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act).

13.         Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted: September 5, 2018

Revised: September 4, 2019, November 15, 2021,December 5, 2022 and December 4, 2023

 EXHIBIT A

(as of December 4, 2023)

Name of Series	Distributor	Mutual Fund/ETF
Sprott Gold Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Junior Gold Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Uranium Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Gold Equity Fund	Sprott Global Resource Investments LTD	Mutual Fund
Sprott Energy Transition Materials ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Junior Copper Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Lithium Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Nickel Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Junior Uranium Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF
Sprott Copper Miners ETF	ALPS Portfolio Solutions Distributor, Inc.	ETF